Exhibit 16.1

December 15, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549-7561

On December 15, 2022, we were notified that we were terminated as the independent registered public accounting firm of mPhase Technologies, Inc.

We have read the statements of mPhase Technologies, Inc. included under Item 4.01 on Form 8-K to be filed with the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ Boyle CPA, LLC

Boyle CPA, LLC
Red Bank, NJ

331 Newman Springs Road
Building 1, 4th Floor, Suite 143	P (732) 784-1582
Red Bank, NJ 07701	F (732) 510-0665